Exhibit 99.1

First Interstate BancSystem, Inc. Announces Dividend

Company Release: June 19, 2012

First Interstate BancSystem, Inc.’s (Nasdaq: FIBK) Executive Committee of the Board of Directors, at a meeting held on June 18, 2012, declared a dividend of $0.12 per common share. The dividend is payable on July 16, 2012 to owners of record on July 2, 2012.

First Interstate BancSystem, Inc. is a financial services holding company, headquartered in Billings, Montana, with $7.4 billion in assets as of March 30, 2012. It is the parent company of First Interstate Bank, a community bank operating 72 offices throughout Montana, Wyoming, and South Dakota. A recognized leader in community banking services with 24 consecutive years of profitability, First Interstate remains a family business whose culture is driven by strong family and corporate values, as well as a commitment to long-term organic growth, exemplary customer service, exceeding customer expectations through its products and services and supporting with leadership and resources, the communities it serves.

Contact:

Marcy Mutch

Investor Relations

First Interstate BancSystem, Inc.

401 North 31st Street

Billings, Montana 59116

+1 406-255-5322

investor.relations@fib.com